EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the registration of an additional 3,900,000 shares of common stock under the Pool Corporation Amended and Restated 2007 Long-Term Incentive Plan of our reports dated February 26, 2016, with respect to the consolidated financial statements of Pool Corporation and the effectiveness of internal control over financial reporting of Pool Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2015, as filed with the Securities and Exchange Commission.

New Orleans, Louisiana
May 6, 2016